                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                         (AMENDMENT NO. ____________)(1)


                          CROWLEY MARITIME CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    228090106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  MAY 30, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X]  Rule 13d-1(b)
      [ ]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)




--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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----------------------                                    ----------------------
CUSIP No. 228090106                   13G                      Page 2 of 5 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 THE MECHANICS BANK OF RICHMOND

--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    CALIFORNIA

--------------------------------------------------------------------------------
                         5.      SOLE VOTING POWER
       NUMBER OF
                                            0
        SHARES       -----------------------------------------------------------
                         6.      SHARED VOTING POWER
     BENEFICIALLY
                                            0
       OWNED BY      -----------------------------------------------------------
                         7.      SOLE DISPOSITIVE POWER
         EACH
                                            0
       REPORTING     -----------------------------------------------------------
                         8.      SHARED DISPOSITIVE POWER
      PERSON WITH
                                            32,601
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   32,601

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

         CERTAIN SHARES*                                                     [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   36%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

                   BK

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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----------------------                                    ----------------------
CUSIP No. 228090106                   13G                      Page 3 of 5 Pages
----------------------                                    ----------------------

ITEM 1(a).    NAME OF ISSUER:

                         CROWLEY MARITIME CORPORATION
              ------------------------------------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         155 GRANT AVENUE, 7TH FLOOR, OAKLAND, CA  94612
              ------------------------------------------------------------------

ITEM 2(a).    NAME OF PERSON FILING:

                         THE MECHANICS BANK OF RICHMOND
              ------------------------------------------------------------------

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                         3170 HILLTOP MALL ROAD, RICHMOND, CA  94806-0047
              ------------------------------------------------------------------

ITEM 2(c).    CITIZENSHIP:

                         CALIFORNIA
              ------------------------------------------------------------------

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                         COMMON STOCK
              ------------------------------------------------------------------

ITEM 2(e).    CUSIP NUMBER:

                         228090106
              ------------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:


   (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.
   (b)  [X] Bank as defined in Section 3(a)(6) of the Exchange Act.
   (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.
   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
   (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).
   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
   (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

----------------------                                    ----------------------
CUSIP No. 228090106                   13G                      Page 4 of 5 Pages
----------------------                                    ----------------------

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

                     32,601 SHARES(2)
              ------------------------------------------------------------------

    (b)       Percent of class:

                     36%
              ------------------------------------------------------------------

    (c)       Number of shares as to which such person has:

    (i)       Sole power to vote or to direct the vote  0
                                                        ------------------------

   (ii)       Shared power to vote or to direct the vote  0
                                                          ----------------------

  (iii)       Sole power to dispose or to direct the disposition of  0
                                                                     -----------

   (iv)       Shared power to dispose or to direct the disposition of  32,601
                                                                       ---------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                     NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         MOLLY M. CROWLEY, AS THE SOLE INCOME BENEFICIARY OF THE THOMAS B. CROWLEY MARITAL TRUST, HAS THE RIGHT TO RECEIVE ALL DIVIDENDS FROM THE ISSUER'S COMMON STOCK TO THE EXTENT THEY ARE CHARACTERIZED AS TRUST INCOME. MOLLY M. CROWLEY, AS CO-TRUSTEE OF THE THOMAS B. CROWLEY MARITAL TRUST, SHARES JOINT POWER WITH THE MECHANICS BANK OF RICHMOND TO DIRECT THE DISPOSITION OF DIVIDENDS AND PROCEEDS FROM THE SALE OF THE ISSUER'S COMMON STOCK IN ACCORDANCE WITH THE TRUST AGREEMENT. THE MECHANICS BANK OF RICHMOND SHARES DISPOSITIVE POWER OF THE ISSUER'S SHARES OF COMMON STOCK IN THE THOMAS B. CROWLEY MARITAL TRUST WITH MOLLY M. CROWLEY AND THOMAS B. CROWLEY, JR.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


                     NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                     NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


                     NOT APPLICABLE

ITEM 10. CERTIFICATION.

----------
(2) The undersigned expressly declares that the filing of this Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.
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----------------------                                    ----------------------
CUSIP No. 228090106                   13G                      Page 5 of 5 Pages
----------------------                                    ----------------------

         BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: June 10, 2002

                                              THE MECHANICS BANK OF RICHMOND



                                               By:  /s/ Kelly Johnston
                                                  ------------------------------
                                               Name:    Kelly Johnston
                                               Title:   Vice President